PITTSBURGH & WEST VIRGINIA RAILROAD
                              FORM 10-Q

PART I.  FINANCIAL INFORMATION

STATEMENT OF INCOME

(Dollars  in Thousands Except Per Share Amounts)

                                      Unaudited          Unaudited
                                   3 Months Ended      6 Months Ended
                                      June 30             June 30
                                   1998      1997      1998      1997

INCOME AVAILABLE FOR DISTRIBUTION:
     Cash Rental                   $229      $229      $458      $458
     Interest                         -         -         -         -
                                    229       229       458       458

     Less general and
          administrative expenses    25        27        45        44

               NET INCOME          $204      $202      $413      $414



Per Share:
(1,510,000 average shares outstanding)

     Net Income                    $ .14     $ .13     $ .27     $ .27
     Cash Dividends                  .14       .14       .27       .27
